Exhibit 99.1

Equinix Media Contact:	Equinix Investor Relations Contact:
David Fonkalsrud K/F Communications, Inc. (415) 255-6506 dave@kfcomm.com	Jason Starr Equinix, Inc. (650) 513-7402 jstarr@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES PLANS FOR A NEW 85,000 SQ. FT. DATA CENTER WITHIN ITS WASHINGTON, D.C. AREA CAMPUS

Customer Demand Drives Expansion Plans in the Washington, D.C. Market

Foster City, CA – March 27, 2007 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that the company will build a new 85,000 square foot Internet Business Exchange™ (IBX®) data center in the Washington, D.C. area to meet continued customer demand in the region. The new center will be located adjacent to the four other data centers that Equinix currently operates within the Washington, D.C. area.

The new expansion comes after Equinix has experienced strong demand from customers seeking to locate their networking operations within the company’s Washington, D.C. area centers. The center will feature our recently updated design that will enable Equinix to expand its capacity and support the increased power and cooling demands of customers and will add approximately 1,650 high-power density cabinets. The center is expected to open to customers in the first quarter of 2008.

The company’s Washington, D.C. area campus, located in the Dulles Corridor, is home to many of the region’s technology companies. The existing four centers currently feature more than 386,000 square feet of data center space and house more than 150 networks, making the campus one of the richest IP network interconnection points in the U.S.

“The continued demand we have experienced in the Washington, D.C. area necessitates that we begin construction on our next IBX to ensure smooth customer growth,” said Peter Van Camp, CEO of Equinix. “Today’s announcement is a continuation of our ongoing expansion program, which includes the opening of four new centers in 2007, and will enable us to grow our market leadership position.”

Equinix intends to invest approximately $70.0 million of capital expenditures in the new Washington, D.C. expansion, of which approximately $45.0 million is expected to be incurred in 2007. As a result of the Washington, D.C. expansion, Equinix has revised capital expenditures guidance for the full year 2007. Capital expenditures are expected to be in a range of $361.0 to $381.0 million, comprised of $36.0 million of ongoing capital expenditures and approximately $325.0 to $345.0 million of expansion capital expenditures. All other financial guidance for the first quarter and the full year 2007 remains unchanged.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange™ (IBX®) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

# # #

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; a decrease in existing or expected demand for our services; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.